EXHIBIT 10.14
FIRST AMENDMENT TO
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
          FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) made effective as of the 29th day of March, 2010, by and between Polo Ralph Lauren Corporation, a Delaware corporation (the “Corporation”), and Roger N. Farah (the “Executive”).
          WHEREAS, the Corporation and the Executive entered into an Amended and Restated Employment Agreement effective as of October 14, 2009 (the “Agreement”); and
          WHEREAS, the Corporation and the Executive wish to clarify the Agreement in certain respects.
          NOW, THEREFORE, intending to be bound, the parties hereby agree that the Agreement shall be amended as follows:
          1. Section 6(a)(i)(1)(y) of the Agreement is hereby amended in its entirety to read as follows:
“the sum of (I) the Executive’s salary at the rate in effect on such date (unless employment is terminated by the Executive for Good Reason pursuant to Section 5(b) hereof as a result of a Salary reduction, in which case, at the rate in effect prior to such reduction), plus (II) $6 million; plus”
          2. Section 6(a)(v) of the Agreement is hereby amended by deleting the words “Salary and Target Annual Incentive Bonus” contained in clause (A) thereof.
          3. The second sentence of Section 6(e) of the Agreement is hereby amended by deleting the words “the Target Annual Incentive Bonus” in clause (y) thereof and by substituting therefor the words “$6 million”.
          IN WITNESS WHEREOF, the Corporation has caused this Amendment to be duly executed and the Executive has hereunto set his hand, effective as of the first day written above.

POLO RALPH LAUREN CORPORATION
By:	/s/ Ralph Lauren
	Name:	Ralph Lauren
	Title:	Chairman and CEO
	Date:	March 29, 2010

By:	/s/ Roger N. Farah
/s/ ROGER N. FARAH
Executive: ROGER N. FARAH
Date: March 29, 2010